5


     FOURTH AMENDMENT TO LOAN AGREEMENT


     THIS FOURTH AMENDMENT TO LOAN AGREEMENT (this "Amendment"), made and entered into as of December 5, 1996, by and between FAIRFIELD MANUFACTURING COMPANY, INC., a Delaware corporation ("Borrower"), and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation ("GE Capital"), as sole "Lender" under the "Loan Agreement" hereinafter referred to and as agent for itself and the other "Lenders" who may hereafter become parties to the Loan Agreement (GE Capital, in such capacity, the "Agent").


     RECITALS:


     A. Borrower and GE Capital, as a Lender and as Agent, entered into a certain Loan Agreement, dated as of July 7, 1993, as amended pursuant to a First Amendment to Loan Agreement, dated as of September 30, 1994, a Second Amendment to Loan Agreement, dated March 30, 1995, but effective as of December 31, 1994 and a Third Amendment to Loan Agreement, dated as of March 31, 1995 (the "Loan Agreement"; capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Loan Agreement) whereby, subject to the terms and conditions set forth therein, GE Capital, as sole Lender thereunder, made the Commitment and the Term Loans available to Borrower;

     B. Borrower has requested that Lenders make certain additional financial accommodations available to it under the Loan Agreement in the form of (i) an extension of the term of the Commitment and certain modifications in the manner in which the Subsequent Commitment Increase may be effected (which Subsequent Commitment Increase will be made at Borrower's election but subject to the terms and conditions set forth herein), and (ii) a Fifteen Million Dollar ($15,000,000) increase in the amount of the Term Loans;

     C. Borrower has further requested that Lenders permit certain dividends to be paid to Lancer by Borrower and certain loans to be made to Lancer by Borrower, subject to the terms and conditions set forth herein;

     D. Subject to the terms and conditions set forth herein, including, without limitation, the payment by Borrower to Lenders of the fees specified herein, Lenders are willing to make such additional financial accommodations available to Borrower and to permit Borrower to pay such dividends and make such loans; and

     E. Borrower and GE Capital, as Agent and sole Lender under the Loan Agreement, desire to enter into this Amendment in order to (i) provide for the making by Lenders to Borrower of the financial accommodations described generally in paragraph B of these recitals and described more particularly herein, (ii) permit the payment of certain dividends by Borrower to Lancer and the making of certain loans by Borrower to Lancer described generally in paragraph C of these recitals and described more particularly herein, and (iii) amend the Loan Agreement in certain other respects as hereinafter set forth.

     In consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

     1. Amendments to Loan Agreement. Effective upon fulfillment, to the satisfaction of Lenders, of the conditions precedent set forth in Section 2 hereof, the Loan Agreement shall be deemed to be amended as follows:

     (a)  Amendments to Section 1.1 of the Loan Agreement.

          (i) Section 1.1 of the Loan Agreement shall be deemed to be amended by deleting in its entirety the first paragraph only of the definition of "Borrowing Base" set forth therein and substituting in lieu thereof the following first paragraph:

          "Borrowing Base" means, as of any date of determination, an amount determined by the Agent to be equal to the sum of (a) up to 80% of Eligible Accounts, plus (b) up to 60% of Eligible Inventory consisting of finished goods, finished parts or raw materials, plus (c) up to 20% of Eligible Inventory consisting of work in process, all determined by the Agent with reference to the most recent Borrowing Base Certificate furnished to the Agent pursuant to Section 7.2(a) and the additional Collateral reporting furnished to the Agent pursuant to Section 7.2(b), adjusted on a daily basis at such time as a Triggering Event has occurred and is continuing to reflect Collections and the information contained in the daily Collateral reporting furnished to the Agent pursuant to Section 7.2(c).

          (ii) Section 1.1 of the Loan Agreement shall be deemed to be further amended by deleting the definitions of "Agreement," "Collateral Documents", "Commitment," "Consolidated Excess Cash Flow," "Fixed Rate," "Floating Rate," "Loan Documents," "Maturity Date," "Monthly Payment Date", "Quarterly Payment Date", "Subsequent Commitment Increase", "Subsequent Commitment Increase Date", "Term Loan", "Term Loans" and "Term Note" therein in their entirety and substituting in lieu thereof the following revised definition of "Agreement," "Commitment," "Collateral Documents", "Consolidated Excess Cash Flow," "Fixed Rate," "Floating Rate," "Loan Documents," "Maturity Date," "Monthly Payment Date", "Quarterly Payment Date", "Subsequent Commitment Increase", "Subsequent Commitment Increase Date", "Term Loan", "Term Loans" and "Term Note".

          "Agreement" means this Loan Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, renewed, extended or supplanted
          (including, without limitation, by the First Amendment, the Second Amendment, the Third Amendment and the Fourth
          Amendment).

          "Collateral Documents" means, collectively, the Security Agreements, the Mortgage, the First Amended Mortgage, the Second Amended Mortgage, the Trademark Security Agreement, the Borrower Pledge Agreement, and any other pledge agreement, security agreement, deed of trust, mortgage, deed to secure debt or similar instrument executed by Borrower or any Subsidiary in favor of the Agent for the benefit of the Lenders to secure the Obligations.

          "Commitment" means Twenty Million Dollars ($20,000,000), as such amount may be increased to Twenty Five Million Dollars ($25,000,000) pursuant to the Subsequent Commitment
          Increases provided for in Section 2.8, unless and until reduced to zero pursuant to Section 3.2(a).

          "Consolidated Excess Cash Flow" means, for any period, (a) Consolidated Cash Flow for such period, plus (b) any decrease in Consolidated Working Capital of Borrower and its Subsidiaries during such period, plus (c) the Cash portion of extraordinary gains during such period, less (d) any increase in Consolidated Working Capital of Borrower and its Subsidiaries during such period, less (e) Consolidated Fixed Charges (exclusive of Consolidated Net Interest Expense) for such period, less (f) net Cash interest expense for such periods, less (g) the Cash portion of extraordinary losses for such period, less (h) Permitted Dividends declared and paid during such period.

          "Fixed Rate" means the LIBOR Rate plus two and one-quarter percent (2-1/4%) per annum; provided that, commencing on January 1, 1998, the Fixed Rate will mean the LIBOR Rate plus the Applicable LIBOR Margin as determined in accordance with the following grid:

            If the Ratio of Consolidated    The Applicable LIBOR
Margin
            EBITDA to Consolidated  for Fixed Rate Loans will be:
            Net Interest Expense for the
            Preceding Fiscal Quarter is:    Revolving Credit Loans
Term Loans

             Less than 3.0:1.0    2% per annum   2-1/4% per annum
             3.0:1.0 to 3.5:1.0   1-3/4% per annum    2% per annum
             Greater than 3.5:1.0 1-1/2% per annum    1-3/4% per
annum

          For purposes of calculating the Ratio of Consolidated EBITDA to Consolidated Net Interest Expense deferred financing costs shall be excluded from Consolidated Net Interest
          Expense.

          Any change in the Applicable LIBOR Margin by virtue of the foregoing provision with regard to any Fiscal Quarter shall be made within five (5) days after delivery by Borrower to Lender of financial statements for such Fiscal Quarter pursuant to Section 7.1(b); provided, however, that any such change shall be deemed to have become effective on that date thirty (30) days after the end of such Fiscal Quarter. "Floating Rate" means the Index Rate plus three-quarters of one percent (3/4 of 1%) per annum.

          "Loan Documents" means, collectively, this Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Notes, the Blocked Account Agreements, the Subsidiary Guaranty, the Collateral Documents, the Lancer Pledge Agreement and any other agreements of any type or nature heretofore or hereafter executed and delivered by Borrower or any of its Affiliates in favor of the Agent or Lenders in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

          "Maturity Date" means July 1, 2001.

          "Monthly Payment Date" means the fifteenth day of each calendar month after the Closing Date, through and including the Commitment Termination Date.

          "Quarterly Payment Date" means the fifteenth day of each February, May, August and November.

          "Subsequent Commitment Increase" and "Subsequent Commitment Increases" have the meanings set forth in Section 2.8.

          "Subsequent Commitment Increase Date" and "Subsequent
          Commitment Increase Dates" have the meanings set forth in
          Section 2.8.

          "Term Loan" and "Term Loans" each has the meaning set forth in Section 2.3(a).

          "Term Note" means any of the amended and restated promissory notes substantially in the form of Exhibit P, issued by Borrower in favor of a Lender evidencing the Term Loan made by such Lender.

          (iii) Section 1.1 of the Loan Agreement shall be deemed further amended by adding therein, in appropriate alphabetical order, the following additional definitions:

          "Fourth Amendment" means the Fourth Amendment to the Loan Agreement, dated as of December 5, 1996, among Borrower, the Agent and GE Capital, as sole Lender.

          "Fourth Amendment Date" means December 5, 1996, or such later date as the Fourth Amendment shall have been executed and delivered by the parties and all conditions precedent to the effectiveness thereof set forth in Section 2 thereof shall have been satisfied.

          "New Term Loan" and "New Term Loans" have the respective meanings specified in Section 2.3(a).

          "Original Term Loans" means the term loans made by the Lenders to Borrower on the Closing Date in the aggregate principal amount of $25,000,000.

          "Permitted Dividends" has the meaning set forth in clause
     (k) of Section 6.3.

          "Second Amended Mortgage" means the Second Amendment to the Mortgage, dated as of the Fourth Amendment Date, executed by Borrower on the Fourth Amendment Date.

          "Special Dividend" has the meaning set forth in clause (j) of Section 6.3.

          "Special Loan" has the meaning set forth in clause (j) of
          Section 6.3.

          (iv) Section 1.1 of the Loan Agreement shall be deemed further amended by deleting therefrom the definition of "Commitment Increase".

     (b) Amendment to Section 2.3 of the Loan Agreement. Section 2.3 of the Loan Agreement shall be deemed to be amended by deleting such
Section in its entirety and substituting in lieu thereof the following revised Section 2.3:

          2.3  Term Loans.

          (a) On July 7, 1993, Lenders made the Original Term Loans to Borrower. The outstanding principal balance of the Original Term Loans on the Fourth Amendment Date is $18,000,000. On the Fourth Amendment Date, each Lender shall make an additional term loan to Borrower (individually, a "New Term Loan" and, collectively, the "New Term Loans") in an amount equal to the amount set forth opposite the name of that Lender on the signature pages hereof. The aggregate principal amount of the New Term Loans shall be $15,000,000. The Original Term Loans and the New Term Loans shall be consolidated into a single term loan in the principal amount of $33,000,000 (individually, the "Term Loan" and, collectively, the "Term Loans"). Borrower may not reborrow the Term Loans or any portion thereof once repaid.

          (b) Not later than 11:00 a.m., Atlanta time, on the Fourth Amendment Date each Lender shall make its New Term Loan available to the Agent by wire transfer of immediately available funds to the Agent's Deposit Account. Upon fulfillment of the applicable conditions set forth in Section 2 of the Fourth Amendment, each such New Term Loan shall be made available to Borrower by the Agent by wire transfer of immediately available funds as instructed by Borrower, to the extent actually received from the Lenders. No Lender shall be responsible for the failure of any other Lender to make the New Term Loan to be made by such other Lender.

          (c) Each Lender's Original Term Loan and New Term Loan shall be consolidated, renewed and extended, as provided herein, and as so consolidated renewed and extended shall be evidenced by that Lender's Term Note, subject to the provisions of Section 2.6.

     (c) Amendment to Section 2.8 to the Loan Agreement. The Loan Agreement shall be deemed further amended by deleting Section 2.8 thereof in its entirety and substituting in lieu thereof the following revised Section 2.8:

     2.8  Subsequent Commitment Increases.

          (a) Subsequent Commitment Increases. Subject to the satisfaction of each of the conditions set forth in
     Section 2.8(b), at Borrower's written request, delivered by Borrower to the Agent at least thirty (30) days prior to the requested increase date and specifying the requested increase date (each individually a "Subsequent Commitment Increase Date" and collectively the "Subsequent Commitment Increase Dates"), the Commitment shall be increased (each individually a "Subsequent Commitment Increase" and collectively the "Subsequent Commitment Increases") on no more than two Subsequent Commitment Increase Dates by an amount not in excess of Five Million Dollars ($5,000,000) in the aggregate as to all Subsequent Commitment Increases.

          (b) Conditions Precedent to Subsequent Commitment Increases. The obligations of the Lenders to make the Subsequent Commitment Increases available to Borrower are subject to the following conditions precedent each of which shall be satisfied prior to or on the applicable Subsequent Commitment Increase
     Date:

               (i)  There shall be no more than two Subsequent
          Commitment Increases.

               (ii) As to any Subsequent Commitment Increase in excess of $2,000,000 the Borrower shall have reduced the outstanding principal balance of the Term Loans by the amount by which the requested Subsequent Commitment Increase exceeds $2,000,000.

               (iii) Each Subsequent Commitment Increase shall be in the maximum amount then obtainable; i.e. the first Subsequent Commitment Increase shall be in an amount equal to $2,000,000 plus the amount in excess of $2,000,000 by which the Borrower has reduced the outstanding principal balance of the Term Loans and the second Subsequent Commitment Increase shall be in the amount by which Borrower has reduced the outstanding principal balance of the Term Loans after the first Subsequent Commitment Increase Date; provided, however that the aggregate amount of the Subsequent Commitment Increases may not exceed $5,000,000.
               (iv) The Agent shall have received all of the following, each dated as of the applicable Subsequent Commitment Increase Date and all in form and substance satisfactory to the Agent and legal counsel for the Agent:

                    (1) amendments to the then existing Revolving Credit Note executed by Borrower in favor of each Lender pursuant to which the principal amount of the Revolving Credit Note held by each Lender shall be increased by an amount equal to such Lender's Pro Rata Share of the Subsequent Commitment Increase;

                    (2) an Officer's Certificate affirming that the conditions set forth in clauses (v), (vi), (vii) and
               (viii) below have been satisfied;

                    (3) to the extent deemed necessary by the Agent, an amendment to the Mortgage giving effect to the Subsequent Commitment Increase, executed by Borrower, and in form acceptable for recordation with the appropriate Governmental Agency;

                    (4) to the extent deemed necessary by the Agent, assurance from the Title Company that it is committed to cause such amendment to the Mortgage to be recorded, and, upon recordation of such amendment to issue an endorsement to the title insurance policy issued by the Title Company with regard to the Mortgage, in a form acceptable to the Agent, insuring the continued validity and priority of the Mortgage as a lien upon the Owned Real Property, subject to only those title exceptions which are set forth in such title insurance policy and such other title exceptions as may be approved by the Agent in its sole discretion; and

                    (5)  such other assurances, certificates,
               documents, consents or opinions (in addition to those described hereinbelow) as the Agent may reasonably require.

               (v)  The representations and warranties contained in
          Article 4 shall be true and correct in all material respects on and as of the Subsequent Commitment Increase Date as though made on and as of that date (except to the extent that such representations and warranties relate solely to an earlier date and except as affected by transactions expressly contemplated by this Agreement).

               (vi) There shall not then be pending or, to the best knowledge of Borrower, threatened, any litigation, arbitration, injunction, proceeding, governmental investigation or inquiry against or affecting Borrower or any Property of Borrower before any Governmental Agency that could reasonably be expected to have a Material Adverse Effect.
               (vii) Each of Lancer, Borrower and each of Borrower's Subsidiaries shall be in compliance with all the terms and provisions of the Loan Documents to which it is party, and no Default or Event of Default shall have occurred and be continuing.

               (viii) Since September 30, 1996, there shall not have occurred: (A) any event or circumstance that could reasonably be expected to have a Material Adverse Effect, or
          (B) any dividends or other distributions made to the stockholders of Borrower, except as permitted by Section 6.3 of this Agreement or Section 7(b) of the Lancer Pledge Agreement.

               (ix) Lenders shall be satisfied that Borrower and its Subsidiaries are in compliance with all applicable Laws, including, without limitation, all Environmental Laws and all Laws pertaining to labor, occupational safety and health and ERISA matters except to the extent that noncompliance could not reasonably be expected to have a Material Adverse
          Effect.   Lenders shall be satisfied that the consummation
          of the Subsequent Commitment Increase will not cause Borrower or any Subsidiary to violate any Contractual Obligation to which it is party or by which it is bound or any Laws applicable to it.

               (x) Lenders shall be satisfied that Borrower's incurrence of Indebtedness pursuant to the Subsequent Commitment Increase is permissible pursuant to Section 1010 of the Senior Subordinated Note Indenture and that after giving effect thereto each of the representations and warranties set forth in Section 4.21 shall continue to be true and correct in all respects and shall have received such assurances in regard thereto as Lenders shall request, including without limitation, certifications of Senior Officers of Borrower and an opinion of Borrower's counsel with regard to such matters, each to be in form and substance satisfactory to Lenders.

     (d) Amendment to Section 3.1 of the Loan Agreement. The Loan Agreement shall be deemed to be further amended by deleting in its entirety clause (b) only of Section 3.1 thereof and substituting in lieu thereof the following revised clause (b):

          (b) The aggregate principal amount of the Term Loans shall, if not sooner paid, be payable in installments on each Quarterly Payment Date, in accordance with the Schedule of Payments set forth hereinbelow, commencing on February 15, 1997 and continuing through December 31, 2000:
Schedule of Payments

          Quarterly Payment Date                  Installment

          February 15, 1997   $    750,000
          May 15, 1997   $    750,000
          August 15, 1997     $    750,000
          November 15,1997    $    750,000
          February 15,1998    $    1,000,000
          May 15, 1998   $    1,000,000
          August 15, 1998     $    1,000,000
          November 15, 1998   $    1,000,000
          February 15, 1999   $    1,750,000
          May 15, 1999   $    1,750,000
          August 15, 1999     $    1,750,000
          November 15, 1999   $    1,750,000
          February 15, 2000   $    2,250,000
          May 15, 2000   $    2,250,000
          August 15, 2000     $    2,250,000
          November 15, 2000   $    2,250,000
          December 31, 2000   $    10,000,000

     (e) Amendment to Section 3.3(b) of the Loan Agreement. Section 3.3(b) of the Loan Agreement shall be deemed to be amended by deleting the date therein "December 31, 1993" and substituting in lieu thereof the date "December 31, 1997."

     (f) Amendment to Section 3.10 of the Loan Agreement. The Loan Agreement shall be deemed to be further amended by deleting Section
3.10 thereof in its entirety and substituting in lieu thereof the following revised Section 3.10:

          3.10 Agent's Fees. Borrower shall pay to the Agent, for its account, an agency fee in the amount of $50,000 per annum, payable on July 1, 1997 and on each anniversary thereof prior to the Maturity Date.

     (g)  Amendment to Section 4.20 of the Loan Agreement.
Section 4.20 of the Loan Agreement shall be deemed to be amended by deleting such Section in its entirety and substituting in lieu thereof the following revised Section 4.20:

          4.20 Solvency. After giving effect to the entering into by Borrower of this Agreement, the Fourth Amendment and the other Loan Documents, the making of any Advance, the incurrence of any Letter of Credit Obligation, the funding of the New Term Loans, the declaration and payment of the Special Dividend, the making of the Special Loan and the declaration and payment of any Permitted Dividend, Borrower and each Subsidiary is Solvent.

     (h)  Amendment to Section 4.21 of the Loan Agreement.  Section
4.21 of the Loan Agreement shall be deemed to be amended by deleting such Section in its entirety and substituting in lieu thereof the following revised Section 4.21:

          4.21 Subordination of Subordinated Indebtedness. This Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, and the other Loan Documents to which Borrower or any Subsidiary is party, and, to the extent permissible under Section 1010 of the Senior Subordinated Note Indenture, all further amendments, amendments and restatements, renewals, extensions, restructurings, supplements, modifications, refinancings, refundings, or replacements hereof and thereof consti tute the "Credit Agreement" within the meaning of the Senior Sub ordinated Note Indenture, and the Term Loans, the Revolving Credit Loan, the Letter of Credit Obligations and all other Obligations of Borrower to the Agent and the Lenders under this Agreement, the Notes and any of the other Loan Documents, and, to the extent permissible pursuant to Section 1010 of the Senior Subordinated Note Indenture, all further amendments, amendments and restatements, renewals, extensions, restructurings, supplements, modifications, refinancings, refundings and replacements of any of the foregoing, constitute "Senior Indebtedness" of Borrower within the meaning of the Senior Subordinated Note Indenture, and the holders thereof from time to time shall be entitled to all of the rights of a holder of "Senior Indebtedness" pursuant to Article 13 of the Senior Subordinated Note Indenture.

     (i) New Section 4.26 of the Loan Agreement. Article 4 of the Loan Agreement shall be deemed to be further amended by adding the following Section 4.26 thereto:

          4.26. The declaration and payment of the Special Dividend by Borrower to Lancer and the making of the Special Loan by Borrower to Lancer on the Fourth Amendment Date and the use of the proceeds thereof by Lancer for the purpose set forth in
     Section 6.3(j) are, and the declaration and payment of each Permitted Dividend subsequent to the Fourth Amendment Date and the use of the proceeds thereof by Lancer for the purpose set forth in Section 6.3(k) will be, within the corporate powers of Borrower and Lancer, respectively, have been and will be duly authorized by all requisite corporate action on the part of Borrower and Lancer, respectively, and do not and will not (a) require any consent or approval of any stockholder, security holder or creditor of Borrower or Lancer (including, without limitation, the holders of the Senior Subordinated Notes) not heretofore or theretofore obtained, (b) violate or conflict with any provision of the certificate of incorporation or by-laws of Borrower or Lancer, (c) result in or require the creation of any Lien or Right of Others upon or with respect to any Property of Borrower or Lancer, other than in favor of Lenders, (d) violate any provision of Law applicable to Borrower or Lancer, (e) contravene or conflict with any judgment, award, decree, writ or determination of any Governmental Agency applicable to or binding upon Borrower or Lancer or any of their respective Property or to which Borrower or Lancer or any of their respective Property is subject or (f) conflict with, result in a breach of or default under, or with the giving of notice or the lapse of time or both, constitute a breach of or default under, or cause or permit the acceleration of any obligation owed under or require the termination of (i) the Senior Subordinated Note Indenture, or the Senior Subordinated Notes or (ii) any other Contractual Obligation of any Borrower or Lancer other than, in the case of clause (ii), conflicts, breaches or defaults which, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     (j) New Text at End of Article 4 of the Loan Agreement. Article 4 of the Loan Agreement is hereby further amended by adding the following paragraph at the end thereof:

          In connection with its execution and delivery of the Fourth Amendment, Borrower hereby affirms that each of the representations and warranties of Borrower contained in this Agreement or in any of the other Loan Documents is correct in all material respects as of the Fourth Amendment Date and after giving effect to the Fourth Amendment (except to the extent that such representations and warranties relate solely to an earlier date and except as affected by transactions expressly contemplated by this Agreement). In addition to induce GE Capital to enter into the Fourth Amendment, Borrower represents and warrants to the Agent and Lenders as follows:

          (a) Financial Statements. Borrower has furnished to the Lenders (i) Borrower's audited consolidated balance sheets for its Fiscal Year ending December 31, 1995 and Borrower's related audited consolidated statements of operations, stockholders' equity and cash flows for its Fiscal Year ending December 31, 1995, (ii) Borrower's unaudited consolidated balance sheet for its Fiscal Quarter ending September 30, 1996 and Borrower's related consolidated statements of operations, stockholders' equity and cash flows for such Fiscal Quarter, and
     (iii) Borrower's operating and financial plan for the five Fiscal Years ending after the date hereof, including projected balance sheets, statements of operations, and statements of cash flow. The financial statements described in clauses (i) and (ii) above fairly present the financial position and results of operations of Borrower, on a consolidated basis, as at the dates and for the periods indicated in accordance with GAAP consistently applied. The projections referred to in clause (iii) above were prepared on the basis of the estimates and assumptions stated therein and represented, at the date thereof, Borrower's good faith pro jections of its future financial performance prepared after rea sonable investigations; such estimates, assumptions and projec tions reflected Borrower's estimates of the most likely future financial results and condition of Borrower, in the light of busi ness conditions existing at the date thereof; and any such esti mates, assumptions and projections, if prepared as of the Fourth Amendment Date, would contain estimates of the future financial performance of Borrower which would not materially and adversely differ from the respective estimates contained in such financial projections. As of the Fourth Amendment Date, no material developments have occurred since the date of such projections which would lead Borrower to believe that such projections, taken as a whole, are not reasonably attainable, subject to the uncertainties and approximations inherent in any projection.

          (b) No Other Liabilities; No Material Adverse Effect. Neither Borrower nor any Subsidiary has any liability or contingent liability that is material to Borrower or such Subsidiary that is not reflected in, reserved for or against or otherwise disclosed in the financial statements described in clause (a) above, and, since September 30, 1996, no event or circumstance has occurred that could reasonably be expected to have a Material Adverse Effect.

     (k) Amendment to Section 6.3 of the Loan Agreement. Section 6.3 of the Loan Agreement shall be deemed to be amended by deleting the word "and" before clause (i) thereof and replacing it with a comma, and by adding thereto the following clauses (j) and (k):

     (j) a special cash dividend in the amount of $17,000,000, to be declared and paid by Borrower to Lancer on the Fourth Amendment Date (the "Special Dividend"), and a loan in the amount of $3,000,000, having the terms set forth in the promissory note evidencing such loan, a copy of which is attached to the Fourth Amendment as Exhibit 1, to be made by Borrower to Lancer on the Fourth Amendment Date (the "Special Loan"), the proceeds of which are to be used by Lancer solely for the purpose of redeeming a portion of Lancer's Series C Preferred Stock; and (k) other cash dividends declared and paid by Borrower to Lancer subsequent to the Fourth Amendment Date; provided that (A) no Default or Event of Default has occurred and is continuing hereunder or would result from the declaration and payment of such dividend; (B) the proceeds of such dividends are used solely for the purpose of redeeming a portion of Lancer's Series C Preferred Stock; (C) such dividends are permitted to be paid under Section 1011 of the Senior Subordinated Note Indenture as in effect on the Closing Date; and (D) the Agent shall have received all of the following prior to the declaration and payment of each such dividend, all in form and substance satisfactory to the Agent and legal counsel for the Agent: (1) an Officer's Certificate affirming that the conditions set forth in clauses (A), (B) and (C) above have been satisfied with respect to such dividend (and attaching all calculations necessary to demonstrate satisfaction of the condition set forth at clause (c) above); (2) such documentation as the Agent may request to confirm that such dividend has been duly authorized, including certificates of corporate resolutions, certificates of Responsible Officials and the like; (3) upon the written request of the Agent, the legal opinion of Debevoise & Plimpton, special counsel to Borrower, with respect to such dividend substantially in the form of paragraph 9 of Exhibit 2 to the Fourth Amendment, together with copies of all factual certificates and legal opinions upon which such counsel has relied; and (4) upon the written request of the Agent, the favorable written opinion of Chartered Capital Advisors, Inc., valuation consultants to Borrower or other valuation consultants selected by Borrower and acceptable to Lender, as to the solvency of Borrower after giving effect to the declaration and payment of such dividend (any such dividend meeting the requirements of clauses (A)-(D) above, a "Permitted Dividend").

     (l) Amendment to Section 6.9 of the Loan Agreement. Section 6.9 of the Loan Agreement is hereby amended by deleting subclause (ii) of clause (c) thereof in its entirety and substituting in lieu thereof the following revised subclause (ii):

               (ii) no principal, interest or other payment is payable or paid on any such loans until the Obligations have been paid in full and the Loan Agreement has been terminated, except that Borrower may pay interest to T-H Licensing on such loans at a rate not in excess of the rate then in effect with respect to the New Term Loans so long as any such interest payment is returned by T-H Licensing to Borrower as a loan within sixty (60) days after receipt by T-H Licensing.
     (m)  Amendment to Section 6.12 of the Loan Agreement.  Section
6.12 of the Loan Agreement shall be deemed to be amended by deleting the word "and" before clause (e) thereof and replacing it with a comma, and by adding at the end of such section the following clause
(f):

          "and (f) Investments consisting of the Special Loan".

     (n) Amendments to Sections 6.18 and 6.20 through 6.22 of the Loan Agreement. Sections 6.18 and 6.20 through 6.22 of the Loan Agreement shall be deemed to be amended by deleting such Sections in their entireties and substituting in lieu thereof the following revised Sections 6.18 through 6.22:

          6.18 Capital Expenditures. Borrower shall not, and shall not permit any Subsidiary to, make or commit to make Capital Expenditures in any Fiscal Year set forth below which exceed in the aggregate for Borrower and its Subsidiaries the amount set forth below with respect to each such Fiscal Year:

           FISCAL YEAR ENDING  CAPITAL EXPENDITURES

            December 31, 1996   $10,000,000
            December 31, 1997   $10,000,000
            December 31, 1998   $10,000,000
            December 31, 1999   $12,000,000
           Each Fiscal Year Thereafter $12,500,000;

     provided that, in the event that the maximum aggregate amount for any Fiscal Year set forth above exceeds the amount of Capital Expenditures actually made in such Fiscal Year, the unused portion of such permitted amount for such Fiscal Year may be carried forward and used solely in the next succeeding Fiscal Year for Capital Expenditures, but only after the entire amount actually scheduled for use in such succeeding Fiscal Year shall have been used.

          6.20 Current Ratio. Borrower will not permit (as of the end of any Fiscal Quarter) the ratio of Consolidated Current Assets to Consolidated Current Liabilities to be less than the ratio set forth below next to the Fiscal Year in which such Fiscal Quarter occurs:

          FISCAL YEAR ENDING  RATIO

           December 31, 1996   1.25:1.00
           December 31, 1997   1.50:1.00
           December 31, 1998   1.50:1.00
           December 31, 1999   1.50:1.00
          Each Fiscal Year Thereafter   1.75:1.00

          6.21 Consolidated Fixed Charge Coverage Ratio. Borrower will not permit the ratio of (a) Consolidated Cash Flow for any Fiscal Quarter to (b) Consolidated Fixed Charges for such Fiscal Quarter to be less than the ratio set forth below next to the Fiscal Year in which such Fiscal Quarter occurs:

          FISCAL YEAR ENDING  RATIO

           December 31, 1996   1.00:1.00
           December 31, 1997   0.95:1.00
           December 31, 1998   1.00:1.00
           December 31, 1999   1.00:1.00
          Each Fiscal Year Thereafter   1.00:1.00

          For purposes of this Section 6.21, (a) Consolidated Cash Flow and Consolidated Fixed Charges shall be calculated based upon the period of four Fiscal Quarters ending on the date of calculation and
(b) the final $10,000,000 due and payable on the Term Loans on December 31, 2000 shall not be included in the calculation of Consolidated Fixed Charges.

          6.22 Interest Coverage Ratio. Borrower shall not permit the ratio of (a) Consolidated EBITDA for any Fiscal Quarter to (b) Consolidated Net Interest Expense for such Fiscal Quarter to be less than the ratio set forth below next to the Fiscal Year in which such Fiscal Quarter occurs:

          FISCAL YEAR ENDING  RATIO

           December 31, 1996   2.25:1.00
           December 31, 1997   1.65:1.00
           December 31, 1998   1.75:1.00
           December 31, 1999   2.25:1.00
          Each Fiscal Year Thereafter   2.25:1.00

          For purposes of this Section 6.22, Consolidated EBITDA and Consolidated Net Interest Expense shall be calculated based upon the period of four Fiscal Quarters ending on the date of calculation.

     (o) Amendment to Exhibit P to the Loan Agreement. Exhibit P to the Loan Agreement shall be deemed to be amended by deleting such
Exhibit in its entirety and substituting in lieu thereof the revised Exhibit P attached to this Fourth Amendment.

     2. Conditions Precedent. This Amendment shall not become effective and Lenders shall have no obligation to make the New Term Loans available to Borrower unless and until each of the following conditions precedent shall have been fulfilled, to Lenders' and its counsel's satisfaction:

     (a) Documents. The Agent shall have received all of the following, each dated as of the date hereof and all in form and substance satisfactory to the Agent and legal counsel for the Agent:

          (i) a Term Note executed by Borrower in favor of each Lender in the amount of such Lender's Pro Rata Share of the Term Loans after giving effect to the making of the New Term Loans, which Term Notes (to the extent of the principal balances of the then outstanding Promissory Notes evidencing the Original Term Loans) shall be issued in consolidation, extension and renewal of the Original Term Loans and the New Term Loans;

          (ii) an amendment to the Mortgage giving effect to the making of the New Term Loans and the extension of the Maturity Date contemplated by this Amendment, executed by Borrower, and in form acceptable for recordation with the appropriate Governmental Agency;

          (iii) assurance from the Title Company that it is committed to cause such amendment to the Mortgage to be recorded, and, upon recordation of such amendment to issue an endorsement to the title insurance policy issued by the Title Company with regard to the Mortgage, in a form acceptable to the Agent, insuring the continued validity and priority of the Mortgage as a lien upon the Owned Real Property, subject to only those title exceptions which are set forth in such title insurance policy and such other title exceptions as may be approved by the Agent in its sole discretion;

          (iv) a reaffirmation of the Subsidiary Guaranty and Subsidiary Security Agreement signed by T-H Licensing and a reaffirmation of the Lancer Pledge Agreement signed by Lancer;

          (v) an Officer's Certificate affirming that the conditions set forth in clauses (b), (c), (d) and (e) below have been satisfied;

          (vi) such documentation as the Agent may reasonably require to confirm the good standing of Borrower in the respective states of their incorporation, the qualification of Borrower to engage in business in each jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform this Amendment and any other Loan Documents to be executed and delivered in connection herewith to which it is party, certificates of good standing and of qualification to engage in business, certificates of corporate resolutions, incumbency certificates, certificates of Responsible Officials and the like;

          (vii) the legal opinion of Debevoise & Plimpton, special counsel to Borrower, substantially in the form of Exhibit 2 to this Amendment, together with copies of all factual certificates and legal opinions upon which such counsel has relied;

          (viii) the favorable written opinion of Chartered Capital Advisors, Inc., valuation consultants to Borrower, as to the solvency of Borrower, after giving effect to the execution and delivery of this Amendment, the incurrence of the Indebtedness contemplated hereby and the declaration and payment of the Special Dividend and the making of the Special Loan (treating both the Special Dividend and the Special Loan as a "dividend" for purposes of the solvency opinion);

          (ix) Lancer's promissory note to Borrower evidencing the Special Loan, duly endorsed and delivered to Agent for the benefit of the Lenders; and

          (x) such other assurances, certificates, documents, consents or opinions (in addition to those described hereinbelow) as the Agent may reasonably require.

     (b) Representations and Warranties. The representations and warranties contained in Article 4 of the Loan Agreement (as amended hereby) shall be true and correct in all material respects on and as of the date hereof as though made on and as of that date (except to the extent that such representations and warranties relate solely to an earlier date and except as affected by transactions expressly contemplated by the Loan Agreement).

     (c) Absence of Litigation. There shall not be pending or, to the best knowledge of Borrower, threatened, any litigation, arbitration, injunction, proceeding, governmental investigation or inquiry against or affecting Borrower or any Property of Borrower before any Governmental Agency that could reasonably be expected to have a Material Adverse Effect.

     (d) No Default. After giving effect to this Fourth Amendment, Lancer, Borrower and T-H Licensing shall be in compliance with all the terms and provisions of the Loan Documents to which they are party, and no Default or Event of Default shall have occurred and be continuing.

     (e) No Material Adverse Effect. Since September 30, 1996, there shall not have occurred: (1) any event or circumstance that could reasonably be expected to have a Material Adverse Effect, or (2) any dividends or other distributions made to the stockholders of Borrower, except as permitted by Section 6.3 of the Loan Agreement and
Section 7(b) of the Lancer Pledge Agreement.

     (f) Compliance with Laws. Lenders shall be satisfied that Borrower and its Subsidiaries are in compliance with all applicable Laws, including, without limitation, all Environmental Laws and all Laws pertaining to labor, occupational safety and health and ERISA matters except to the extent that noncompliance could not reasonably be expected to have a Material Adverse Effect. Lenders shall be satisfied that the execution and delivery of this Fourth Amendment and the consummation of the transactions contemplated hereby will not cause Borrower or any Subsidiary to violate any Contractual Obligation to which it is party or by which it is bound or any Laws applicable to it.

     (g) Senior Indebtedness. Lenders shall be satisfied that (i) Borrower's incurrence of Indebtedness pursuant to the Term Loans is permissible pursuant to Section 1010 of the Senior Subordinated Note Indenture and that after giving effect thereto, each of the representations and warranties set forth in Section 4.21 of the Loan Agreement shall continue to be true and correct in all respects, and
(ii) the Special Dividend is permissible pursuant to Section 1011 of the Senior Subordinated Note Indenture and the Special Loan is permissible pursuant to Sections 1011 and 1016 of the Senior Subordinated Note Indenture; and Lenders shall have received such assurances in regard to each of clauses (i) and (ii) above as Lenders shall request, including without limitation, certifications of Borrower and an opinion of Borrower's counsel with regard to such matters, each to be in form and substance satisfactory to Lenders.

     (h) Fees. The Agent shall have received, for the account of Lenders, a closing fee in the amount of $75,000, which shall be fully-earned and non-refundable on the date hereof and in addition to and not in lieu of all other fees, interest and reimbursement for expenses provided herein and in the Loan Agreement.

     3.   Other Agreements

     (a) Except as set forth expressly herein and above, all terms of the Loan Agreement and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of Borrower to the Agent and Lenders. In furtherance of the foregoing, Borrower acknowledges that from and after the date hereof, it shall continue to be bound by all provisions of the Loan Agreement as amended hereby. To the extent any terms and conditions in any of the other Loan Documents shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Loan Agreement as modified and amended hereby.

     (b) Borrower agrees to pay on demand the reasonable fees and out-of-pocket expenses of counsel to GE Capital incurred in connection with the preparation, execution, delivery and enforcement of this Amendment, the closing hereof, and any other transactions contemplated hereby.

     (c) To induce the Agent and Lenders to enter into this Amendment, Borrower hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense or counterclaim in favor of Borrower as against the Agent or Lenders with respect to the Obligations.

     (d) This Amendment shall be governed by, and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and all applicable laws of the United States of America.

     (e) This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same agreement.

     4. Refinancings. Borrower agrees that Agent and Lender shall have the right of first refusal to serve as agent and to participate as a lender, respectively, in any debt refinancing of the Obligations under the Loan Agreement consummated at any time prior to December 5, 1998, on substantially the same terms and conditions as offered by any other prospective agent and lender; provided, however, that (i) such right of first refusal shall not be applicable to any proposed refinancing of the Obligations (or portion thereof) using the proceeds of subordinated Indebtedness which is junior in rank to the Obligations and (ii) in the event that any other Indebtedness of Borrower is refinanced contemporaneously with, or as part of, any refinancing of the Obligations, such right of first refusal shall only apply to the refinancing of the Obligations and not such other Indebtedness.


     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their respective officers thereunto duly authorized, as of the date first above written.

                                   FAIRFIELD MANUFACTURING
                                     COMPANY, INC.

                                   By:________________________________
                                   _
                                        Richard A. Bush
                                        Vice President-Finance


                                     [CORPORATE SEAL]


                                   GENERAL ELECTRIC CAPITAL
                                      CORPORATION, as Agent


                                   By:________________________________
                                     Elaine L. Moore
                                     Senior Vice President,
                                     as duly authorized


                                   GENERAL ELECTRIC CAPITAL
                                      CORPORATION, as Lender


                                   By:________________________________
                                   _
                                     Elaine L. Moore
                                     Senior Vice President,
                                     as duly authorized

                                   Pro Rata Share of Commitment:  100%
                                   Amount of New Term Loan:
                                   $15,000,000

     ACKNOWLEDGMENT OF GUARANTOR


     The undersigned, T-H Licensing, Inc., hereby (a) acknowledges its receipt of a copy of and consents to the within and foregoing Amendment, (b) agrees to be bound by the provisions thereof and (c) acknowledges and agrees that the Subsidiary Guaranty, the Subsidiary Security Agreement and all other Loan Documents to which the undersigned is a party shall continue in full force and effect from and after the execution and delivery of the within and foregoing Amendment without diminution or impairment.

     IN WITNESS WHEREOF, the undersigned has set its hand and seal as of the ____ day of _____________, 1996.

                                   T-H LICENSING, INC.



                                   By:______________________________
                                     Name:
                                     Title:

     ACKNOWLEDGMENT OF LANCER

     The undersigned, Lancer Industries Inc., hereby (a) acknowledges its receipt of a copy of and consents to the within and foregoing amendment, (b) agrees to be bound by the provisions thereof and (c) acknowledges and agrees that the Lancer Pledge Agreement shall continue in full force and effect from and after the execution and delivery of the within and foregoing Amendment without diminution or impairment.

     IN WITNESS WHEREOF, the undersigned has set its hand and seal as of the ____ day of December, 1996.


                              LANCER INDUSTRIES INC.

                              By:_____________________________________
                                    Name:
                                    Title: